Exhibit 10.1

KIMBALL INTERNATIONAL, INC.

SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN
(SERP)
(2005 Revision)

KIMBALL INTERNATIONAL, INC.

SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN
(SERP)
(2005 Revision)

Article 1 -- Name and Purpose of Plan

The name of this Plan is the Kimball International, Inc. Supplemental Employee Retirement Plan (the "Plan" or the "SERP" ), formerly called the Supplemental Executive Retirement Plan. Its purpose is to provide a select group of United States officers and senior managers employed by Kimball International, Inc. (the Company) with the opportunity to defer cash compensation otherwise payable to them as employees of the Company. The Plan shall be administered by the SERP Committee as provided in Article 10.

Article 2 -- Effective Date of Plan; Plan Year; Fiscal Year

The Plan shall be effective as of July 1,1994--the first day of the Company's 1994-95 fiscal year. Beginning January 1, 1996 and prior to 2005 the Plan Year was the calendar year. Beginning in 2005 the Plan effectively will be administered on a July 1 through June 30 fiscal year basis.

Article 3 -- Participants

Each person who is a United States officer or senior manager of the Company on or after the Effective Date (an "Eligible Employee") shall be eligible to participate in the Plan, but only during the period of time that he is and remains a member of the Company's Executive Committee; provided, however, that a member of the Executive Committee may only be an "Eligible Employee" if that person is one of the highest 4% paid employees of the Company. Any Eligible Employee who elects to participate in the Plan shall hereinafter be called a "Participant." The Company shall establish for each Participant a deferred compensation account, as specified in Article 5.

Article 4 -- Deferral Election

Each Participant shall be entitled to make an advance written irrevocable election to defer receipt of up to 50% of the cash compensation otherwise payable by the Company to him for the 1994-95 fiscal year of the Company, and up to 25% (10% before January 1, 2002) of the cash compensation otherwise payable by the Company to him for any later year. Such election may be expressed in terms of a percentage or percentages of compensation, or if permitted by the SERP Committee, a specified dollar amount. This written election shall include elections as to the period of deferral, the form of payment, and a beneficiary. The written irrevocable election must be received by the Company by May 31, 1994 for the 1994-95 fiscal year, by December 31, 1994 for the period from July 1, 1995 through December 31, 1995, by December 31 of the years 1995 through 2003 for the following calendar year, by December 31, 2004 for the 18-month period starting January 1, 2005 and ending June 30, 2006, which includes the last six months of the Company's 2004-2005 fiscal year and the entire 12 months of the Company's 2005-2006 fiscal year, and by the December 31 six months preceding the beginning of any later fiscal year of the Company.

A Participant may elect:

  Before the December 31 specified above, to change the amount of cash compensation to be deferred for the following period, and, subject to the provisions of Article 6, the period of deferral and/or the form of payment thereof; and/or

  At any time, to change his beneficiary designation.

Article 5 -- Deferred Compensation Accounts

A separate account within the financial records of the Company shall be established and maintained for each Participant. This account shall reflect the cash compensation deferred by the Participant, and any investment earnings or losses credited thereto from time to time.

The cash compensation deferred hereunder by a Participant and any Retirement Plan make-ups made pursuant to Article 7 shall be credited with deemed investment earnings or losses in accordance with procedures established from time to time by the SERP Committee. In particular, the SERP Committee may treat all or a portion of a Participant's account as though it were invested in the same manner as the Participant's account in the Company's Retirement Plan. The Participant shall receive a statement of account at least annually.

Article 6 -- Distribution of Deferred Compensation Accounts

Form of Payment; Separation from Company Service. Subject to the following provisions of this Article 6 and to the provisions of Article 7, a Participant's deferred compensation account shall be payable in accordance with the Participant's elections made under Article 4 -- in a lump sum or in installment payments over a period of either 5 or 10 years. No distribution of a Participant's deferred compensation account shall be made except as provided in this Article 6 or in Article 7. Whenever a payment is to be made under this Plan the SERP Committee shall cause it to be paid as soon as administratively practical following the event causing such payment to be due, but to insure full compliance with the American Jobs Creation Act of 2004, after 2004 no payment under this Plan (except as provided in the following two paragraphs) shall be made sooner than six months and a day following the Participant's separation from Company service as determined in accordance with Internal Revenue Code Section 409A and the U.S. Treas. Regulations and applicable Internal Revenue Service guidance issued thereunder.

Death. If the Participant dies before receiving all amounts credited to his deferred compensation account, then the unpaid amounts in the Participant's account shall be paid to the Participant's designated beneficiary in a single lump sum following the Participant's death. If the Participant has no surviving or existing designated beneficiary, then the amounts shall be paid to the Participant's estate.

Unforeseeable Emergency. Notwithstanding the deferral election made by a Participant pursuant to Article 4, a Participant may request an earlier distribution for an unforeseeable emergency as determined in accordance with Internal Revenue Code Section 409A and the U.S. Treas. Regulations and applicable Internal Revenue Service guidance issued thereunder. The SERP Committee, in its sole discretion (after consulting with Company legal counsel, to the extent it deems necessary), shall make the determination of whether a severe financial hardship to a Participant resulting from illness, accident or other casualty beyond the control of the Participant constitutes such an unforeseeable emergency; and the amount of any such distribution shall not exceed the amount necessary to meet the emergency, after taking into consideration the extent to which other sources may be used to relieve the financial impact of it.

Article 7 -- Retirement Plan "Makeups"

A Participant's compensation that is deferred under this Plan, as well as a Participant's compensation in excess of the Internal Revenue Code Section 401(a)(17) limits, will not be eligible compensation for purposes of calculating the amount of the Participant's allocations under the Company's Retirement Plan. In addition, Internal Revenue Code Section 415 may further limit the amount of Company contributions that can be allocated to the account of a Participant under the Retirement Plan.

Pursuant to rules and procedures established by the SERP Committee, any loss of Company contributions under the Company's Retirement Plan for a Company fiscal year due to the deferral of compensation under this Plan or to the application of Internal Revenue Code Section 401(a)(17) and/or Section 415 may be compensated for by the Company through a deposit by the Company to the Participant's deferred compensation account in an amount equal to the lost Company contribution that would otherwise have been allocated to the Participant's account under that Plan for that fiscal year if there had been no deferral of compensation made under this Plan and if the limitations of Internal Revenue Code Sections 401(a)(17) and 415 did not exist. Such deposit shall be subject to the applicable vesting provisions of the Retirement Plan.

The portion of a Participant's deferred compensation account attributable to a Company deposit made under this Article 7 for a Company fiscal year shall be distributed in exactly the same manner as the elective deferred compensation of the Participant for the period in which that fiscal year ends is distributed under Article 6; provided that if no deferral election was made by the Participant under Article 4 for such period, then distribution of the Company deposit portion of the Participant's account for that fiscal year shall be made as though the Participant had elected a lump sum form of payment therefor.

Article 8 -- Participant's Rights

The establishment of this Plan shall not be construed as giving any Participant the right to be retained in the Company's service or employ, or the right to receive any benefits not specifically provided by the Plan. A Participant shall have an immediate 100% vested interest in the portion of his deferred compensation account attributable to his deferrals elected pursuant to Article 4 (including investment earnings or losses credited under Article 5); and a Participant shall have the same percentage vested interest in the Company contributions made to his account under Article 7 (including investment earnings or losses credited under Article 5) that he has in the Company contributed portion of his account under the Company's Retirement Plan.

Article 9 -- Nonalienability and Nontransferability

The rights of a Participant to the distribution of his deferred compensation account shall not be assignable or transferable, or be subject in any manner to alienation, anticipation, pledge, encumbrance or charge. No Participant may borrow against his account. No account shall be subject in any manner to garnishment, execution, or levy of any kind, whether voluntary or involuntary, including but not limited to any liability that is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of a Participant, except to the extent lawfully ordered by a domestic relations court, provided that no such order may require payment of benefits under this Plan in any form, or at any time, not otherwise permitted under Article 6 or Article 11 of the Plan.

Article 10 -- Administration of Plan

This Plan shall be administered by the SERP Committee appointed by the Board of Directors of the Company. That Committee shall have authority to adopt rules and regulations for administering the Plan, to interpret, construe, and implement the provisions hereof, and in particular, to insure full compliance with the American Jobs Creation Act of 2004. Any decision or interpretation of any provision of the Plan adopted by that Committee shall be final and conclusive. A Participant who is a member of that Committee shall not participate in any decision involving a request made by him or relating specifically to his rights, duties, and obligations as a Participant.

Article 11 -- Amendment and Termination of Plan

The Plan may, at any time and from time to time, be amended, modified, or terminated by the SERP Committee; provided, however, that in no event may an amendment, modification, or termination of the Plan adversely affect any Participant's rights with respect to amounts then-accrued in his deferred compensation account or result in any payment or distribution under the Plan to a Participant at a time earlier than that provided under Article 6 or Article 7. Unless this Plan is subsequently amended (consistent with the provisions of Internal Revenue Code Section 409A and governmental guidance issued thereunder), the restrictions on distribution contained in Article 6 and Article 7 shall continue to apply even in the case of a change-in-control event.

Article 12 -- Rabbi Trust

Any and all compensation deferred by a Participant may be held, in the discretion of the Company, under a grantor trust (i.e., a "rabbi trust") established for this Plan and located solely within the United States of America, as required by Internal Revenue Code Section 409A. Plan Participants and beneficiaries shall have no interest in the assets of the trust or in any specific assets of the Company relative to rights and/or benefits under this Plan; and the rights to deferred amounts in the trust shall be subject to the nonalienability and nontransferability restrictions set forth in Article 9. Participants shall have rights under this Plan no greater than the rights of a general, unsecured creditor of the Company.

Article 13 -- General Provisions

  Controlling Law. Except to the extent superseded by federal law, the laws of the State of Indiana shall be controlling in all matters relating the Plan, including construction and performance hereof.

  Captions. The captions of articles and paragraphs of this Plan are for convenience of reference only. They shall not control or affect the meaning or construction of any of the Plan's provisions.

  Facility of Payment. Any amounts payable hereunder to any person who is under legal disability or who, in the judgment of the SERP Committee, is unable to manage his financial affairs, may be paid to the legal representative of such person or may be applied for the benefit of such person in any manner that the SERP Committee may select. Any such payment shall be deemed to be payment for such person's account, and shall be a complete discharge of all liability of the Company with respect to the amount so paid.

  Withholding Payroll Taxes. To the extent required by the laws in effect at the time when compensation is deferred, and at the time amounts are distributed from a Participant's deferred compensation account, the Company shall withhold from compensation, or from payments made hereunder, any taxes required to be withheld under federal, state, or local law.

  Administrative Expenses. All out-of-pocket expenses of administering the Plan shall be borne by the Company, and no part thereof shall be charged against any Participant's account or any amounts distributable hereunder.

  Survival of Nonprohibited Provisions. Any provision of this Plan prohibited by the law of any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition without invalidating the remaining provisions hereof.

  Protection of SERP Committee, Etc. Except as otherwise expressly provided by law, no member of the Company's Board of Directors or SERP Committee, and no officer, employee, or agent of the Company, shall have any liability to any person, firm, or corporation based on or arising out of the Plan except in the case of gross negligence or fraud.

* * * * *

IN WITNESS WHEREOF, Kimball International, Inc. has caused this 2005 Revision of the Plan to be signed this 9th day of February, 2005.

KIMBALL INTERNATIONAL, INC.

By:	/s/ John H. Kahle

JOHN H. KAHLE Executive Vice President, Chairman, SERP Committee